As filed with the Securities and Exchange Commission on March 16, 1999
                                                 Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            PLAYBOY ENTERPRISES, INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                                          36-4249478
(State or other jurisdiction of                             (IRS Employer
 incorporation or organization)                           Identification No.)

                           680 North Lake Shore Drive
                                Chicago, IL 60611
                    (Address of Principal Executive Offices)

                    ----------------------------------------

                Playboy Enterprises, Inc. 1989 Stock Option Plan

         Playboy Enterprises, Inc. 1991 Non-qualified Stock Option Plan for Non-employee Directors

    Amended and Restated Playboy Enterprises, Inc. 1995 Stock Incentive Plan

             Playboy Enterprises, Inc. Employee Stock Purchase Plan

    1997 Equity Plan for Non-employee Directors of Playboy Enterprises, Inc.
                           (Full titles of the plans)

                    ----------------------------------------

                              Howard Shapiro, Esq.
                            Playboy Enterprises, Inc.
                           680 North Lake Shore Drive
                                Chicago, IL 60611
                                 (312) 751-8000
    (Name, address and telephone, including area code, of agent for service)

                                   COPIES TO:
                              James M. Dubin, Esq.
                              John P. McEnroe, Esq.
                    Paul, Weiss, Rifkind, Wharton & Garrison
                           1285 Avenue of the Americas
                             New York, NY 10019-6064
                                 (212) 373-3000

                         (COVER CONTINUED ON NEXT PAGE)

                         CALCULATION OF REGISTRATION FEE

    Title of Each Class of       Amount to be      Proposed Maximum Offering         Proposed Maximum              Amount of
  Securities to be Registered   Registered (1)         Price Per Share (4)          Offering Price (4)        Registration Fee (4)
============================== ================= =============================  ==========================  =======================
Class A Common Stock,
par value $.01 per share            115,000 (2)             $24.28                     $ 2,792,200              $   776.23(5)
------------------------------ ----------------- -----------------------------  --------------------------  -----------------------
Class B Common Stock,
par value $.01 per share          2,002,991 (3)             $27.60                     $55,282,551              $15,368.55(5)
============================== ================= =============================  ==========================  =======================

(1) This Registration Statement also relates to such indeterminate number of additional shares as may be issuable as a result of stock splits, stock dividends or additional similar transactions.

(2) Represents shares reserved for issuance under the Playboy Enterprises, Inc. 1989 Stock Option Plan.

(3)      Represents shares reserved for issuance under:
         (a)      Playboy Enterprises, Inc. 1989 Stock Option Plan (637,750
                  Shares)
         (b) Playboy Enterprises, Inc. 1991 Non-qualified Stock Option Plan for Non-employee Directors (60,000 Shares)
         (c) Amended and Restated Playboy Enterprises, Inc. 1995 Stock Incentive Plan (1,122,375 Shares)
         (d)      Playboy Enterprises, Inc. Employee Stock Purchase Plan (8,633
                  Shares)
         (e) 1997 Equity Plan for Non-employee Directors of Playboy Enterprises, Inc. (174,233 Shares)

(4) Estimated solely for the purpose of calculating the Registration Fee in accordance with Rule 457(c) and 457(h) under the Securities Act of 1933, as amended. The Proposed Maximum Offering Price was determined by averaging the high and low prices of each class of the Common Stock of Playboy Enterprises, Inc. as reported on the consolidated reporting system of the New York Stock Exchange on March 11, 1999.

(5) One payment in the amount of $16,144.78 has been submitted concurrently with this filing in payment of the aggregate Registration Fee.

                                EXPLANATORY NOTE

         Playboy Enterprises, Inc., a Delaware corporation that was formerly named New Playboy, Inc. (the "Registrant"), files this Registration Statement on Form S-8 relating to shares of its Class A Common Stock, par value $.01 per share ("Class A Common Stock"), and its Class B Common Stock, par value $.01 per share ("Class B Common Stock" and, together with the Class A Common Stock, "Common Stock"), to be issued under the terms of the following plans: (a) Playboy Enterprises, Inc. 1989 Stock Option Plan; (b) Playboy Enterprises, Inc. 1991 Non-qualified Stock Option Plan for Non-Employee Directors; (c) Amended and Restated Playboy Enterprises, Inc. 1995 Stock Incentive Plan; (d) Playboy Enterprises, Inc. Employee Stock Purchase Plan; and (e) 1997 Equity Plan for Non-Employee Directors of Playboy Enterprises, Inc. (collectively, the "Plans").

         On March 15, 1999, under the Agreement and Plan of Merger, dated as of May 29, 1998, as amended (the "Merger Agreement"), by and among Playboy Enterprises International, Inc., a Delaware corporation that was formerly named Playboy Enterprises, Inc. ("Old Playboy"), the Registrant, Playboy Acquisition Corp., a Delaware corporation ("PAC"), Spice Acquisition Corp., a Delaware corporation ("SAC"), and Spice Entertainment Companies, Inc., a Delaware corporation ("Spice"), among other things: (a) PAC merged into Old Playboy (the "Playboy Merger"), (b) SAC merged into Spice (the "Spice Merger" and, together with the Playboy Merger, the "Mergers"), and (c) as a result of the Mergers, Old Playboy and Spice each became a wholly owned subsidiary of the Registrant.

         In the Playboy Merger, each outstanding share of Class A Common Stock, par value $.01 per share ("Old Playboy Class A Common Stock"), of Old Playboy converted into one share of Class A Common Stock, and each outstanding share of Class B Common Stock, par value $.01 per share ("Old Playboy Class B Common Stock" and, together with Old Playboy Class A Common Stock, "Old Playboy Common Stock"), of Old Playboy converted into one share of Class B Common Stock. In the Spice Merger, each outstanding share of Common Stock, par value $.01 per share, of Spice converted into a combination of cash, Class B Common Stock and Common Stock, par value $.01 per share, of Directrix, Inc., a Delaware corporation that was formerly a wholly-owned subsidiary of Spice. The Registrant assumed Old Playboy's interests, rights and obligations arising under the Plans and any outstanding awards, grants or options issued under the Plans.

         Prior to the Mergers, Old Playboy registered these shares of Old Playboy Common Stock to be issued under the Plans under Registration Statements or Post-Effective Amendments to Registration Statements on Forms S-8. As a result of the Mergers, shares of Common Stock of the Registrant will be issued under the terms of the Plans.

         This Registration Statement relates only to the Common Stock of the Registrant issuable under the Plans.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.  PLAN INFORMATION

         Not required to be filed with this Registration Statement.

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

         Not required to be filed with this Registration Statement.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents filed by the Registrant with the Securities and Exchange Commission (the "Commission") are incorporated by reference into this Registration Statement:

         1. Old Playboy's Transition Report on Form 10-K for the transition period ended December 31, 1997;

         2. Old Playboy's Annual Report on Form 10-K for the year ended June 30, 1997;

         3. Old Playboy's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998, and September 30, 1998;

         4. Old Playboy's Current Reports on Form 8-K dated June 1, 1998, December 21, 1998, December 23, 1998, and March 9, 1999;

         5.       The Registrant's Current Report on Form 8-K dated March 15,
                  1999; and

         6.       The description of the Registrant's Common Stock contained as
                  Exhibit 99.1 in its Current Report on Form 8-K dated March 15, 1999.

         In addition, all reports and documents filed by the Registrant under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered by this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and made a part of this Registration Statement from the date of the filing of those documents.

ITEM 4.  DESCRIPTION OF SECURITIES

         Not Applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         Not Applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL") permits a provision in the certificate of incorporation of each corporation organized under the DGCL, eliminating or limiting, with some exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for some breaches of fiduciary duty. The Registrant's Amended and Restated Certificate of Incorporation eliminates the personal liability of directors to the fullest extent permitted by the DGCL.

         Section 145 of the DGCL ("Section 145"), in summary, empowers a Delaware corporation to indemnify, within limits, its officers, directors, employees and agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, they actually and reasonably incur in connection with any suit or proceeding other than by or on behalf of the corporation, if they acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interest of the corporation, and, with respect to a criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

         With respect to any action by or on behalf of the corporation, Section 145 permits a corporation to indemnify its officers, directors, employees and agents against expenses (including attorneys' fees) they actually and reasonably incur in connection with the defense or settlement of the action or suit, provided that person meets the standard of conduct described in the preceding paragraph. No indemnification is permitted, however, in respect of any claim where that person has been found liable to the corporation, unless the Court of Chancery or court in which the action or suit was brought approves the indemnification and determines that the person is fairly and reasonably entitled to be indemnified.

         Article Twelfth of the Registrant's Amended and Restated Certificate of Incorporation and Section 6 of Article VII of the Registrant's Amended and Restated Bylaws provide for the indemnification of the Registrant's officers and directors and some other parties to the fullest extent permitted under the DGCL.

         The Registrant maintains officers' and directors' insurance covering liabilities that officers and directors may incur in the performance of their duties. In addition, the Registrant has agreed, for six years after the effective time of the merger with Spice, to indemnify all of the Registrant's current and former directors, officers, employees and agents. The Registrant will, subject to some limitations, maintain for six years a directors' and officers' insurance and indemnification policy containing terms and conditions that are not less advantageous than any policy that may be in effect prior to the effective time of the merger with Spice.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not Applicable.

ITEM 8.  EXHIBITS

Exhibits
--------
5.1      Opinion of Paul, Weiss, Rifkind, Wharton & Garrison

23.1     Consent of PricewaterhouseCoopers LLP

23.2     Consent of Paul, Weiss, Rifkind, Wharton & Garrison (included in
         Exhibit 5.1)

24.1 Power of Attorney (included on the signature page of this Registration Statement)

ITEM 9.  UNDERTAKINGS

         (a) The Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus under Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to the information in the Registration Statement.

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports that the Registrant files with or furnishes to the Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new Registration

Statement relating to the securities offering therein, and the offering of these securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report under Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report under Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of these securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the Registrant's directors, officers and controlling persons under the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the Registrant of expenses incurred or paid by one of the Registrant's directors, officers, or controlling persons in the successful defense of any action, suit, or proceeding) is asserted by that director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of the Registrant's counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether this indemnification is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of the issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chicago, State of Illinois, on March 15, 1999.

                                       PLAYBOY ENTERPRISES, INC.


                                       By: /s/ Christie A. Hefner
                                           ----------------------
                                           Christie A. Hefner
                                           Chairman of the Board,
                                           Chief Executive Officer and Director

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christie Hefner and Howard Shapiro and each of them, with full power to act without the other, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he or she might or could do in person thereby ratifying and confirming all that said attorney-in-fact and agents of any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURE                     TITLE                               DATE
---------                     -----                               ----

/s/ Christie A. Hefner        Chairman of the Board, Chief        March 15, 1999
----------------------        Executive Officer and Director
Christie A. Hefner            (Principal Executive Officer)


/s/ Dennis S. Bookshester     Director                            March 15, 1999
-------------------------
Dennis S. Bookshester

SIGNATURE                     TITLE                               DATE
---------                     -----                               ----

/s/ David I. Chemerow         Director                            March 15, 1999
---------------------
David I. Chemerow


/s/ Donald G. Drapkin         Director                            March 15, 1999
---------------------
Donald G. Drapkin


/s/ Linda Havard              Executive Vice-President,           March 15, 1999
----------------              Finance and Operations and Chief
Linda Havard                  Financial Officer (Principal
                              Financial and Accounting Officer)


/s/ Richard S. Rosenzweig     Executive Vice President and        March 15, 1999
-------------------------     Director
Richard S. Rosenzweig


/s/ Sol Rosenthal             Director                            March 15, 1999
-----------------
Sol Rosenthal


/s/ Sir Brian Wolfson         Director                            March 15, 1999
---------------------
Sir Brian Wolfson

                                INDEX TO EXHIBITS

5.1      Opinion of Paul, Weiss, Rifkind, Wharton & Garrison

23.1     Consent of PricewaterhouseCoopers LLP

23.2     Consent of Paul, Weiss, Rifkind, Wharton & Garrison (included in
         Exhibit 5.1)

24.1 Power of Attorney (included on the signature page of this Registration Statement)